Exhibit 99.1

PhaseRx Reports First Quarter 2017 Financial Results and Provides Corporate Update

SEATTLE, May 12, 2017 - PhaseRx, Inc. (NASDAQ: PZRX), a biopharmaceutical company developing mRNA treatments for life-threatening inherited liver diseases in children, today reported financial results for the first quarter ending March 31, 2017 and provided an update on its corporate activities.

“PhaseRx made further progress in the first quarter of 2017 as we received a positive opinion for orphan drug designation for PRX-OTC in Europe, showcasing our technology to stakeholders and potential partners, and continued to advance our development pipeline,” said Robert W. Overell, Ph.D., president and chief executive officer of PhaseRx. “The EMA’s positive opinion will provide the program with attractive financial and regulatory incentives. In order to allow sufficient time to complete necessary scale-up and manufacturing activities, we are revising our timeline for submission of the IND for PRX-OTC to 2018 and expect to generate clinical efficacy data in affected patients in the second half of 2018, including measurement of blood ammonia. We have recently presented data on our Hybrid mRNA TechnologyTM and PRX-OTC at the 13th Annual WORLDSymposium in February and at the TIDES conference in May, and are committed to further engagement with the scientific community as the results from additional investigations become available.”

First Quarter Highlights

•	On May 2, 2017, PhaseRx made a presentation discussing its Hybrid mRNA Technology™ as well as its lead product candidate, PRX-OTC, at the TIDES Oligonucleotide and Peptide Technology and Product Development Conference in San Diego.

•	On April 25, 2017, PhaseRx received a positive opinion for orphan drug designation for PRX-OTC from the European Medicines Agency's (EMA’s) Committee for Orphan Medicinal Products (COMP).
•	On February 14, 2017, PhaseRx presented a poster for its lead product candidate, PRX-OTC, at the 13th Annual WORLDSymposium™ 2017 at the Manchester Grand Hyatt in San Diego.

Financial Results for the Three Months Ended March 31, 2017

Total operating expenses for the first quarter of 2017 were $3.9 million, compared to $2.1 million of operating expenses in 2016. The increase in operating expenses in the first quarter of 2017 was primarily due to increased research and development costs to execute PhaseRx's product development plan of its lead drug candidate PRX-OTC, increased costs associated with being a publicly-traded company and an increase in non-cash stock-based compensation expenses.

The net loss for the quarter ended March 31, 2017 was $4.1 million, or $0.35 per share, compared to a net loss of $2.2 million, or $4.19 per share, for the quarter ended March 31, 2016.

As of March 31, 2017, the company had cash, cash equivalents, and marketable securities of $11.9 million.

About PhaseRx

PhaseRx is a biopharmaceutical company dedicated to developing mRNA products for the treatment of children with inherited enzyme deficiencies in the liver using intracellular enzyme replacement therapy (i-ERT). PhaseRx's initial product development focus is on urea cycle disorders, a group of rare genetic diseases that generally present before the age of twelve and are characterized by the body's inability to remove ammonia from the blood with potentially devastating consequences for patients. The company's i-ERT approach is enabled by its proprietary Hybrid mRNA Technology™ platform. PhaseRx is headquartered in Seattle. For more information, please visit www.phaserx.com.

Safe Harbor Statement

This press release contains "forward-looking statements." Such statements may be preceded by the words "intends," "may," "will," "plans," "expects," "anticipates," "projects," "predicts," "estimates," "aims," "believes," "hopes," "potential" or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the company's control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) the fact that the company has incurred significant losses since its inception and anticipates that it will continue to incur significant losses for the foreseeable future, (ii) the company being dependent on technologies it has licensed and that it may need to license in the future, (iii) the fact that the company will need to raise substantial additional funding to develop its planned products, (iv) the fact that the company’s Hybrid mRNA Technology has not previously been tested beyond company preclinical studies, and that mRNA-based drug development is unproven, (v) the fact that all of the company’s programs are in preclinical studies or early stage research and it is uncertain that any company product candidates will receive regulatory approval or be commercialized, (vi) the fact that development of the company’s product candidates will be expensive, time-consuming and subject to regulatory approval, (vii) the company expecting to continue to incur significant research and development expenses, (viii) the company becoming dependent on collaborative arrangements for the development and commercialization of its products, (ix) the company’s ability to adequately protect its proprietary technology from legal challenges, infringement or alternative technologies and (x) the biotechnology and pharmaceutical industries being intensely competitive. More detailed information about the company and the risk factors that may affect the realization of forward looking statements is set forth in the company's filings with the Securities and Exchange Commission (SEC), including the most recent annual report on Form 10-K and its quarterly reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC's web site at http://www.sec.gov. The company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Contacts:

Company Contact:

Erin Cox

PhaseRx, Inc.

Director of Investor Relations

erin@phaserx.com

206.805.6306

Corporate Communications Contact:

Jason Spark

Canale Communications

Senior Vice President

jason@canalecomm.com

619.849.6005

Investor Contact:
Robert H. Uhl
Westwicke Partners, LLC
Managing Director
robert.uhl@westwicke.com
858.356.5932

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PhaseRx, Inc.
Statements of Operations and Balance Sheet Data
(in thousands, except per share amounts)

	Three Months Ended March 31,
Statements of Operations	2017	2016
	(Unaudited)
Operating expenses
Research and development	$2,326	$1,434
General and administrative	1,589	680
Total operating expenses	3,915	2,114
Loss from operations	(3,915)	(2,114)
Interest income	25	-
Interest expense	(235)	(201)
Other income, net	-	81
Total other income (expense)	(210)	(120)
Net loss	$(4,125)	$(2,234)
Basic and diluted net loss per share	$(0.35)	$(4.19)
Shares used in computation of basic and diluted net loss per share	11,690	533

	March 31,	December 31,
Balance Sheet Data:	2017	2016
	(unaudited)
Cash and cash equivalents	$6,688	$9,983
Marketable securities	5,166	5,496
Total assets	12,895	16,448
Current portion of term loan payable	1,149	576
Term loan payable, net of debt discount and current portion	4,646	5,127
Total stockholders' equity	5,515	9,297